Exhibit 10.3





CONFIDENTIAL                                                  September 17, 2003
------------


Mr. Douglas J. Glader
2198 Crystal Hills Court
San Jose, CA 95138

Dear Doug,

On behalf of Procera Networks, Inc. (the "Company"), I am pleased to offer you the position of President, CEO and Chairman of the Board of the Company. You will report directly to the Company's board of directors (the "Board").

EFFECTIVE DATE: The effective date of this Agreement is October 1, 2003.

SALARY: Your salary shall increase to $245,000 annually (subject to normal withholdings) when the Company successfully closes its current private placement raising a minimum of $4 million (the "Private Placement"). Performance reviews will take place annually on the anniversary of this Agreement. Compensation adjustments will be determined by the Board or the Compensation Committee thereof (the "Compensation Committee").

ANNUAL PERFORMANCE BONUS: You will be eligible to receive an annual performance bonus of 80% of your base salary if you achieve performance goals as determined mutually by you and the Board. Performance bonuses will be paid out annually as soon as practical after your annual review.


BENEFITS:  You  will  be  entitled  to  receive  the  following  benefits:  (i)
Health/Dental/Vision  Insurance  Benefits.  The  Company shall provide insurance
-----------------------------------------
for you and your immediate family for medical, dental and vision coverage, and shall pay 100% of the premiums for such coverage commensurate with Company policy; (ii) Disability Insurance: The Company shall provide you with long term
             --------------------
disability insurance coverage at the rate of sixty percent (60%) of your base compensation in the event that you becomes "permanently disabled" as that term is defined by such insurance disability policy; (iii) Life Insurance; The
                                                                  ---------
Company shall make payments to you for the payment by you of a term life insurance policy with a death benefit of $1,000,000 for the benefit of your designated beneficiary(ies) for as long as you remain an employee; (iv) Vacation
                                                                        --------
and  Holidays.  You  shall  not  accrue  compensation  for vacation or holidays.
-------------
However, the Company acknowledges that four weeks of vacation per year and all company declared holidays are allowable, paid personal days off for you.

PAYMENT OF PAST DUE OBLIGATIONS: The Company is 16 months in arrears on payment of compensation to you. The total obligation now stands at $159,840 on a pretax basis. In consideration of the mutual covenants contained in this Agreement, the Company agrees to pay to you $59,220 pretax on your execution of this agreement and $59,220 pretax on the completion of the Private Placement.

EMPLOYMENT AT WILL. Your employment with the Company pursuant to this agreement (the "Employment") shall be "at will," meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Either you or the Company may terminate your Employment at any time and for any reason (or no reason), and with or without cause, by giving the other party notice in writing.

INVOLUNTARY TERMINATION OTHER THAN FOR CAUSE OR DEATH: Should your Employment be involuntarily terminated for any reason other than cause or death, the Company will continue to pay your then current base salary for an additional 18 months provided you execute a general release of all known and unknown claims against the company. Involuntary termination includes cause, death, disability or a reduction without your consent in your title, compensation or responsibility as further defined below. If your Employment terminates by reason of your voluntary resignation, cause or death then you shall not be entitled to receive severance benefits under this Agreement. Your benefits will continue under the Company's then existing benefits plans and policies in accordance with such plans and policies in effect on the date of termination as such plans and policies apply to terminated employees.

DEFINITIONS. For the purposes of this Agreement, "Cause" shall mean (i) the commission by you of an act of fraud or embezzlement, (ii) your material breach of the Proprietary Information and Inventions Agreement previously executed by you, (iii) your conviction of a felony, (iv) your willful misconduct, or (v) your willful failure to render services to the Company in accordance with your Employment which failure amounts to a material neglect of your duties to the Company. Permanent Disability shall not constitute cause. For all purposes under this Agreement, "Permanent Disability" shall mean that the, at the time notice is given, you have failed to perform your duties under this Agreement for a period of not less than 90 consecutive days as the result of your incapacity due to physical or mental injury, disability or illness. "Involuntary Termination" shall mean the termination of your Employment which occurs by reason of your death, involuntary dismissal or discharge by the Company for reasons other than Cause, or your voluntary resignation following
(i) a change in your position with the Company which materially reduces or materially and adversely alters your duties or responsibility, or (ii) the relocation of your principal place of employment by more than 50 miles, provided and only if such reduction or alteration or relocation is effected by the Company without his consent.

INDEMNIFICATION: To the fullest extent permitted by applicable law, the Company agrees to indemnify, defend and hold you harmless from any and all claims, actions, costs, expenses, damages and liabilities, including without limitation, reasonable attorneys' fees, hereafter or heretofore arising out of or in connection with your Employment. To the fullest extent permitted by applicable law, the Company shall advance to you expenses of defending any such action, claim or proceeding. However, the Company shall not indemnify you or defend you against, or hold him harmless from, any claims, damages, expenses or liabilities, including attorneys' fees, resulting from the gross negligence or willful misconduct on your part or otherwise falling outside the scope of your Employment. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief by you that your action or omission was in the best interests of the Company. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions, which occurred or are alleged to have occurred prior to expiration or termination

TERMINATION OF AGREEMENT. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

DISPUTES SETTLED BY ARBITRATION: The parties agree to submit all disputes arising out of this agreement to binding arbitration in the state of California and in accordance with the provisions of the California Civil Procedure.

OUTSIDE ACTIVITIES: While you render services to the Company, you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

ENTIRE AGREEMENT: This letter contains all of the terms of your Employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

AMENDMENT AND GOVERNING LAW: This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement California law will govern agreement and the resolution of any disputes.


Sincerely,


Procera Networks, Inc.


By:  /s/  Tom  Williams
     ------------------
          Tom  Williams
A member of the Board of Directors


Accepted By:

Douglas J. Glader


/s/  Douglas J. Glader                                 Date:  September 17, 2003
------------------------